Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Nektar Therapeutics

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	3,000,000	$74.85	$224,550,000.00	0.0001381	$31,010.36

Total Offering Amounts:						$224,550,000.00		31,010.36
Total Fee Offsets:								0.00
Net Fee Due:								$31,010.36

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Nektar Therapeutics (the “Registrant”) registered hereunder includes an indeterminable number of shares of Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.

The amount to be registered represents 3,000,000 additional shares of Common Stock issuable under the Nektar Therapeutics Amended and Restated 2017 Performance Incentive Plan (as amended), pursuant to an amendment approved by the Board of Directors of the Registrant on March 19, 2026 and approved by the Stockholders of the Registrant at the 2026 Annual Meeting of Stockholders on June 4, 2026.

The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on August 11, 2026.